Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Simon Locke, (973) 802-7373
April 7, 2011		simon.locke@prudential.com

Prudential agrees to sell its global commodities business to Jefferies Group, Inc.

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) today announced it has entered into an agreement to sell its global commodities business to Jefferies Group, Inc. The purchase price will be approximately equal to book value, which was $430 million as of December 31, 2010. The transaction is expected to close in June 2011, following regulatory approval.

The sale includes the U.S.-based FCM, Prudential Bache Commodities, LLC; the broker dealer, Prudential Bache Securities, LLC; U.K.-based Bache Commodities Limited; and Hong Kong-based Bache Commodities (Hong Kong) Ltd.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.

Prudential, the Prudential logo and the Rock symbol are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.